UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 2, 2011	000-52641
Date of Report (Date of earliest event reported)	Commission File Number

INFRASTRUCTURE MATERIALS CORP.
 (Exact name of registrant as specified in its charter)

Delaware	98-0492752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1135 Terminal Way, Suite 207B Reno, NV 89502 USA
(Address of Principal Executive Offices) (Zip Code)

775-322-4448

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities

On June 2, 2011, Infrastructure Materials Corp. (the “Company”) completed a private placement (the “Private Placement”) of 2,608,696 Shares of Series A Preferred Stock (the “Series A Shares”) at a price of $0.115 per Share (the “Purchase Price”) for total consideration of $300,000.  The Purchase Price was based on the weighted average trading price of the Company’s common shares on the OTC Bulletin Board for the fifteen trading days prior to June 1, 2011, the date of the Subscription Agreement.

The Series A Shares have the following rights and limitations:

1.
Each Series A Share is convertible into a share of the Company’s common stock (a “Common Share” or “Common Shares”) of the Company at the request of the holder thereof provided that there are sufficient authorized  Common Shares available for conversion without breaching the Company’s covenants to reserve a sufficient number of Common Shares to permit the exercise of all outstanding stock options, warrants and convertible securities;

2.	Each Series A Share carries one vote on all matters coming before the Company’s shareholders for a vote;

3.	In all other respects, the Series A Shares shall be equal to the Common Shares of the Company; and

4.
On the date that is the one year anniversary of the Subscription Agreement, the Company may convert the Series A Shares into Common Shares provided that there is an adequate number of Common Shares authorized and available to be issued upon such conversion or, if there are not adequate Common Shares available for conversion, the Purchaser may tender all or less than all of the Series A Shares to the Company and the Company shall purchase such Series A Shares for the original Purchase Price.

The purchaser is a corporation that is controlled by Todd D. Montgomery, the Company’s Chief Executive Officer and a member of its Board of Directors.  The issuance of the Series A Shares was exempt from registration under the Securities Act of 1933, as amended, pursuant to an exemption afforded by Regulation S.

Item 9.01                      Financial Statements and Exhibits

(a)         Financial Statements of Business Acquired.

Not applicable.

(b)         Pro Forma Financial Information.

Not applicable.

(c)         Shell Company Transaction.

Not applicable.

(d)         Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFRASTRUCTURE MATERIALS CORP.
June 2, 2011
/s/ Anne Macko
	Name:	Anne Macko
	Title:	Secretary